Pricing Supplement No. 94  Dated June 19, 1998
(To Prospectus Supplement dated April 3, 1998
and Prospectus dated March 18, 1998)

Pursuant to Rule 424(b)(3)
Registration Statement No.  333-47753

J.P. Morgan & Co. Incorporated
Medium-Term Notes, Series A
Subordinated Debt Securities
(Zero Coupon Notes)


Principal Amount: $100,000,000

If principal amount is stated in other than U.S. dollars, equivalent amount in U.S. dollars: N/A

CUSIP: 61688A AW8

Trade Date: June 19, 1998

Settlement Date: June 30, 1998

Maturity Date: June 30, 2028

Price to Public (Issue Price): 12.693%

Underwriter's Commission:  0.520%

Interest Rate (per annum): 0%

Interest Payment Date(s): Accrued Original Issue Discount will be paid upon maturity or upon the redemption of the Notes, such redemption being at the option of the Issuer.

Record Date(s):     (   )  May 15 and November 15 of each year
                    ( X )  Other:  June 1and December 1 of each year

Day Count Basis:    ( X )  30/360
                    (   )   Actual

Form:     ( X)   Book-Entry Note (DTC)
          (  )   Certificated Note

Redemption:
(    )  The Notes may not be redeemed prior to stated maturity.
( X) The Notes may not be redeemed prior to June 30, 2008. Thereafter, they may be redeemed at the option of the Issuer upon at least 30 calendar days notice, in whole but not in part, on each June 30 and December 30 beginning June 30, 2008 at a redemption price equal to the principal amount of the Notes multiplied by the Call Percentage relating to such Optional Redemption dates set forth below:

  Optional           Call
 Redemption        Percentage
    Date
June 30--2008        25.257%
December 30--2008    26.141%
June 30--2009        27.056%
December 30--2009    28.003%
June 30--2010        28.983%
December 30--2010    29.998%
June 30--2011        31.048%
December 30--2011    32.134%
June 30--2012        33.259%
December 30--2012    34.423%
June 30--2013        35.628%
December 30--2013    36.875%
June 30--2014        38.165%
December 30--2014    39.501%
June 30--2015        40.884%
December 30--2015    42.315%
June 30--2016        43.796%
December 30--2016    45.329%
June 30--2017        46.915%
December 30--2017    48.557%
June 30--2018        50.257%
December 30--2018    52.016%
June 30--2019        53.836%
December 30--2019    55.720%
June 30--2020        57.671%
December 30--2020    59.689%
June 30-2021         61.778%
December 30--2021    63.940%
June 30--2022        66.178%
December 30--2022    68.495%
June 30--2023        70.892%
December 30--2023    73.373%
June 30--2024        75.941%
December 30--2024    78.599%
June 30--2025        81.350%
December 30--2025    84.197%
June 30--2026        87.144%
December 30--2026    90.194%
June 30--2027        93.351%
December 30--2027    96.618%

Any repayment of the principal hereof may be made with the prior written approval of the appropriate federal and state banking regulatory agencies.

Sinking Fund:  None

Right of Payment:
(X )  Subordinated   (   )  Unsubordinated

The Notes are subordinate in right of payment to Senior Indebtedness and, in certain circumstances relating to the bankruptcy or insolvency of the Company, to Derivative Obligations of the Company. At March 31, 1998 the amount of indebtedness constituting Senior Indebtedness was approximately $16.72 billion and the amount of Derivative Obligations was immaterial.

Original Issue Discount:  $87,307,000

Yield to Maturity:  7.00%  semi-annual
Interest Accrual Date:  June 30, 1998
Initial Accrual Period OID:   N/A

Amortization Schedule: N/A

Denominations: $1,000 with $1,000 integral multiples thereafter.

Plan of Distribution:
The Company will sell the Notes to J.P. Morgan Securities Inc. ("JMPSI") at a price of 12.173% of the principal amount of the Notes. JPMSI, acting as the Company's agent, will in turn sell the aggregate principal amount of the Notes to Merrill Lynch, Pierce, Fenner & Smith Incorporated at a price of 12.173% of the principal amount of the Notes.

The Company has agreed to indemnify JPMSI and Merrill Lynch, Pierce, Fenner & Smith Incorporated against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Additional Terms:

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT OR THE PROSPECTUS SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT OR THE PROSPECTUS.